Exhibit 10.1

AMENDMENT NUMBER 1 TO
DESIGN AND DEVELOPMENT AGREEMENT

        This Amendment Number 1 (this “Amendment”) is made as of the 6th day of December, 2006, to the original Agreement made as of the 14th day of April, 2005 (the “Original Agreement”), by and among ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership (the “Partnership”), GEORGIANNA JEAN K. VALENTINO, an individual resident of the State of Georgia (“Valentino”) and ROBERTS PROPERTIES, INC., a Georgia corporation (the “Developer”).

Recitals:

A.     Previously, the Partnership owned an 82% undivided interest and Valentino owned an 18% undivided interest in approximately 23.547 acres located in Land Lot 301 of the 6th District, Gwinnett County, Georgia, fronting on Peachtree Parkway (the “Property”), and the Partnership and Valentino intended as Tenants-in-Common to develop, construct, own and operate on the Property a 292 unit apartment community (“Peachtree Parkway”).

B.     The Partnership, Valentino and the Developer entered into the Original Agreement under which the Partnership and Valentino retained the Developer to perform certain advisory, administrative and supervisory services relating to the design, development and construction of Peachtree Parkway.

C.     On the date of this Amendment, the Partnership has acquired Valentino’s 18% undivided interest in the Property, and the Partnership now owns 100% of the Property. In light of this acquisition, the Partnership and the Developer desire to reflect that Valentino is no longer a party to the Original Agreement, as amended by this Amendment.

D.     In addition, the parties to this Amendment desire to modify the payment provisions of the Original Agreement.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

1.  Services

        The Developer will create and develop Peachtree Parkway and manage the team of professionals involved, including engineers, land planners, architects and designers, and manage the design team involved in developing the interior design and models, as well as selecting the materials, finishes, features and colors for the interior and exterior of Peachtree Parkway. The Developer shall also provide supervisory services to ensure that Peachtree Parkway is built in accordance with the approved Plans and Specifications provided.

2.  Compensation

        For the above services, the Developer shall be paid a total of One Million Four Hundred and Sixty Thousand Dollars ($1,460,000), payable as the services are rendered and billed by the Developer. The date of commencement of the development period was April 2005.

3.  Release of Valentino

        In consideration of the acquisition by the Partnership of Valentino’s entire interest in the Property, the Partnership and the Developer hereby release Valentino from and against any and all liability under the Original Agreement, as amended by this Amendment.

4.  Amendment and Restatement of Original Agreement

        This Amendment amends and restates the Original Agreement in its entirety. The Recitals and introductory language above are an integral part of this Amendment.

        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

ROBERTS PROPERTIES RESIDENTIAL,	ROBERTS PROPERTIES, INC., a
L.P., a Georgia limited partnership	Georgia corporation

By: Roberts Realty Investors, Inc.,	By: /s/ Anthony W. Shurtz
its sole General Partner	Anthony W. Shurtz
Chief Financial Officer

By: /s/ Charles R. Elliott
Charles R. Elliott Chief Financial Officer